                                   EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


                  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of September 19, 2000, between NETLOJIX COMMUNICATIONS, INC., a Delaware corporation ("NETLOJIX"), CWE ACQUISITION CORPORATION, an Illinois corporation and a wholly-owned subsidiary of NetLojix ("MERGERSUB"), CW ELECTRONIC ENTERPRISES, INC., an Illinois corporation doing business as "CWE(2) Network Systems" ("CWE(2)") and DUANE E. WERTH AND KAREN L. WERTH (the "WERTHS").

                                    RECITALS

         A. CWE(2) is engaged in the business of providing network integration, technical support, and web-centric applications development services and related equipment (the "BUSINESS").

         B. The Boards of Directors of NetLojix, Mergersub and CWE(2), and all of the shareholders of CWE(2) (the "SHAREHOLDERS"), have approved the acquisition of CWE(2) by NetLojix by means of the merger of Mergersub with and into CWE(2) (the "MERGER"), pursuant to the Articles of Merger set forth in Exhibit A hereto (the "ARTICLES OF MERGER") and the transactions contemplated hereby, in accordance with the applicable provisions of the Illinois Business Corporation Act of 1983, as amended (the "BCA"), which permit such Merger.

         C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

         D. CWE(2) has 1,000,000 shares of its common stock authorized, issued and outstanding (the "SHAREHOLDER SHARES"). The Shareholder Shares constitute all of the issued and outstanding capital stock of CWE(2). The Werths own 894,430 shares (the "WERTH SHARES") of the Shareholder Shares.

         E. Each of the parties to this Agreement desires to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto.

                                    AGREEMENT

                  In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

                                   2.1-1

1.       THE MERGER.

         1.1. THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the BCA, Mergersub shall be merged with and into CWE(2), the separate corporate existence of Mergersub shall cease and CWE(2) shall continue as the surviving corporation and as a wholly-owned subsidiary of NetLojix. CWE(2) as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         1.2. EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 7, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Section 6, at the offices of Seed, Mackall & Cole LLP, 1332 Anacapa Street, Suite 200, Santa Barbara, California, unless another place or time is agreed to by NetLojix and CWE(2). The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of Illinois, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Illinois of such filing, or such later time as is specified in the Articles of Merger, being referred to herein as the "EFFECTIVE TIME").

         1.3. EFFECT OF THE MERGER; FURTHER ACTION. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CWE(2) and Mergersub shall vest in the Surviving Corporation, and all debts, liabilities and duties of CWE(2) and Mergersub shall become the debts, liabilities and duties of the Surviving Corporation. If, at any time after the Effective Time, any such further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CWE(2) and Mergersub, the officers and directors of CWE(2) and Mergersub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         1.4.     ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS.

                  1.4.1. ARTICLES OF INCORPORATION. Unless otherwise determined by NetLojix prior to the Effective Time, at the Effective Time, the Articles of Incorporation of CWE(2) shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

                  1.4.2. BYLAWS. The Bylaws of Mergersub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.


                                   2.1-2

                  1.4.3. DIRECTORS AND OFFICERS. The directors of Mergersub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Mergersub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.5.     CONVERSION OF SHARES.

                  1.5.1. CONVERSION OF CWE(2) COMMON STOCK. Each share of Common Stock, no par value, of CWE(2) (tHE "CWE(2) COMMON Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of CWE(2) Common Stock in the manner provided in Section 1.6, (i) one-half of one share of the Common Stock, par value $.01 per share, of NetLojix (the "NETLOJIX COMMON STOCK"), and (ii) $0.15 in cash in the form of a NetLojix check (together, the "MERGER CONSIDERATION"). The shares of NetLojix Common Stock issued in the Merger are referred to hereinafter as the "EXCHANGE SHARES". The aggregate number of Exchange Shares to be issued in the Merger shall not exceed 500,000 shares and the total cash included in the Merger Consideration shall not exceed $150,000. NetLojix will deliver the Merger Consideration to the Shareholders, upon surrender of the certificates for their CWE(2) Common Stock, promptly after receiving written evidence from the Secretary of State of Illinois that the Effective Time has occurred.

                  1.5.2. CAPITAL STOCK OF MERGERSUB. Each share of Common Stock of Mergersub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Mergersub evidencing ownership of any such shares of Common Stock of Mergersub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

                  1.5.3. FRACTIONAL SHARES. No fraction of a share of NetLojix Common Stock will be issued, but in lieu thereof, each Shareholder who would otherwise be entitled to a fraction of a share of NetLojix Common Stock (after aggregating all fractional shares of NetLojix Common Stock to be received by such Shareholder) shall be entitled to receive, without any interest, from NetLojix an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of NetLojix Common Stock as reported on Nasdaq over the last five trading days ending with (and including) the second business day prior to the Closing Date (the "AVERAGE CLOSING PRICE").

         1.6.     EXCHANGE PROCEDURES.


                                   2.1-3

                  1.6.1. TENDER OF CERTIFICATES. At the Closing, CWE(2) will cause the Shareholders to tender to NetLojix the certificates representing the Shareholder Shares, and such certificates will be cancelled by NetLojix. If any stock certificate to be delivered to NetLojix by the Shareholders at Closing shall have been lost, stolen or destroyed, NetLojix may, in its reasonable discretion, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit of ownership and indemnity or other document(s) evidencing ownership of such Shareholder Shares satisfactory to NetLojix.

                  1.6.2. DEPOSIT OF ESCROW SHARES. Concurrently with the Effective Time, NetLojix will deposit certificates representing 100,000 of the aggregate Werth Shares (the "ESCROW SHARES") into an escrow held by Santa Barbara Bank and Trust (the "ESCROW AGENT") pursuant to an Escrow Agreement in the form attached hereto as Exhibit B (the "ESCROW AGREEMENT"). The Werths will be deemed to have received and consented to the deposit with the Escrow Agent of the Escrow Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by NetLojix after the Effective Time), without any act required on the part of the Werths. NetLojix, CWE(2) and the Werths each acknowledge that claims against the Escrow Shares that may be made by NetLojix, if any, represent facts or liabilities existing at the Effective Time but not known by NetLojix, which if known by NetLojix at the Effective Time would have led to a reduction in the aggregate Merger Consideration.

                  1.6.3. MERGER CONSIDERATION. At the Effective Time, NetLojix will issue to each Shareholder the Merger Consideration due such Shareholder with respect to his or her Shareholder Shares, less, in the case of the Werths, the Escrow Shares which NetLojix has deposited under Section 1.6.2.

                  1.6.4. RESTRICTIVE LEGEND. The Exchange Shares (including the Escrow Shares) will not be registered under any federal or state securities laws. The Exchange Shares and the Escrow Shares will be characterized as "restricted securities" for purposes of Rule 144 and Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT") and each certificate representing any such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

      "THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED. THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO AN AGREEMENT AND PLAN OF REORGANIZATION DATED SEPTEMBER


                                   2.1-4

      19, 2000, AMONG THE COMPANY AND THE HOLDER OF THESE SECURITIES."

         1.7. SHAREHOLDER REPRESENTATIVE. Each of the Werths hereby constitutes and appoints Duane E. Werth (the "SHAREHOLDER REPRESENTATIVE") to execute and deliver any instruments or other documents, and to make such decisions and to take such other action on behalf of the Werths as may be necessary or appropriate in connection with the Werths' rights and obligations under this Agreement, and each of the Werths hereby agrees to be bound by any such instrument or other document executed and delivered by the Shareholder Representative, and any such decision made or other action taken by the Shareholder Representative, pursuant to the terms of this Agreement.

         1.8.     POST-CLOSING ADJUSTMENT.

                1.8.1. CLOSING DATE BALANCE SHEET. Within sixty (60) days after the Closing Date, NetLojix will submit to the Shareholder Representative a balance sheet of CWE(2) as of the Closing Date (the "CLOSING DATE BALANCE SHEET") together with its calculation of the adjustment set forth in Section 1.8.3 below, if any. The Closing Date Balance Sheet will be prepared in accordance with generally accepted accounting principles and consistent with CWE(2)'s past practice. Within thirty (30) days after receipt of the Closing Date Balance Sheet, the Shareholder Representative may either accept or object to such statement and such adjustment. In the event the Shareholder Representative objects to such statement or such adjustment, it shall give written notice thereof to NetLojix within said thirty-day period, together with a detailed written description of the grounds for such objection and the Shareholder Representative's estimate of the disputed amount or adjustment, and NetLojix and the Shareholder Representative shall thereupon seek to resolve the Shareholder Representative's objections in good faith. If NetLojix and the Shareholder Representative are unable to resolve the Shareholder Representative's objections within thirty days thereafter, then NetLojix and the Shareholder Representative shall submit the matter to an independent firm of certified public accountants selected by the parties (the "ACCOUNTANTS") for resolution. If the parties are unable to agree on the choice of Accountants, then they will select a nationally-recognized accounting firm by lot. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, shall be made within twenty days of submission and will be binding and conclusive on the parties; and (iii) the fees of the Accountants for such determination shall be paid by the party whose estimate of the disputed amount or adjustment is most different (in absolute dollar amount) from the amount or adjustment determined by the Accountants.

                  1.8.2. NET BOOK VALUE. For the purpose of this Agreement, "NET BOOK VALUE" shall be the amount by which the aggregate book value of the total assets of CWE(2), as set forth on the Closing Date Balance Sheet (as adjusted by the Accountants, if necessary), exceeds the aggregate


                                   2.1-5
book value of the total liabilities of CWE(2), as set forth on such Closing Date Balance Sheet. If the aggregate book value of such total liabilities exceeds the aggregate book value of such total assets, Net Book Value shall be a negative number in the amount of such excess. In this Agreement, dollar amounts in parentheses shall indicate negative numbers or deficits.

                  1.8.3. ADJUSTMENT. In the event the Net Book Value is less than (i.e. is more of a deficit than) ($350,000), then NetLojix shall make a written demand on the Shareholder Representative for the amount by which ($350,000) exceeds the Net Book Value (the "POST-CLOSING ADJUSTMENT AMOUNT"). The Post-Closing Adjustment Amount shall be paid by the Werths to NetLojix by way of a release to NetLojix of Escrow Shares in accordance with the terms of the Escrow Agreement, with the Escrow Shares to be valued at the Average Closing Price. Any balance of such Post-Closing Adjustment Amount (without any interest thereon) still owing under this Section 1.8 after the release of such Escrow Shares shall be paid by the Werths, to NetLojix by wire transfer of immediately available funds within three business days after the release of such Escrow Shares. In no event will the Post-Closing Adjustment Amount exceed an amount equal to the value of the aggregate Merger Consideration delivered by NetLojix to the Werths. The Werths' obligations to make payments pursuant to this Section 1.8 are independent of, and in addition to, the indemnity obligations set forth in Section 8 of this Agreement.

         1.9. TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

         1.10. NO FURTHER OWNERSHIP RIGHTS IN CWE(2) COMMON STOCK. The shares of NetLojix Common Stock and cash issued pursuant to the Merger upon the surrender for exchange of shares of CWE(2) Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CWE(2) Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of CWE(2) Common Stock which were outstanding immediately prior to the Effective Time.

2.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

         CWE(2) and the Werths, jointly and severally, hereby represent and warrant to NetLojix, as of the date hereof and as of the Closing Date, as follows:

         2.1.     Organization and Related Matters.

                  2.1.1. CWE(2). CWE(2) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. CWE(2) is not required to be qualified or licensed to do business in any jurisdiction other than the State of Illinois. CWE(2) has all necessary corporate power and authority to own its properties and assets and to carry on its Business as now conducted.


                                   2.1-6

Schedule 2.1 correctly lists the current directors and executive officers of CWE(2) and sets forth an organizational chart with respect to CWE(2)'s operations and employees. True, correct and complete copies of the Articles of Incorporation and bylaws of CWE(2) have been delivered to NetLojix.

                  2.1.2. SUBSIDIARIES. CWE(2) has no direct or indirect subsidiaries. CWE(2) has never had any subsidiaries, is not a partner or participant in any partnerships or joint ventures, and does not own, and never has owned, directly or indirectly, any interests in any other corporation, partnership, limited liability company or other entity.

                  2.1.3. THE SHAREHOLDERS. Each of the Shareholders is listed on Schedule 2.1, together with such Shareholder's address and Social Security Number. Except for the Shareholders set forth on Schedule 2.1, no person owns any of the capital stock of CWE(2). Each of the Werths has all necessary capacity, power and authority to execute, deliver and perform this Agreement and any related agreements to which such person is a party.

         2.2.     CAPITAL STOCK.

                  2.2.1. OWNERSHIP OF SHAREHOLDER SHARES. The Shareholders own the Shareholder Shares beneficially and of record in the amounts set forth on Schedule 2.2. The Werth Shares are owned by the Werths, as joint tenants with right of survivorship, free and clear of any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law (each an "ENCUMBRANCE"). At the Closing, NetLojix will acquire good and marketable title to and complete ownership of the Werth Shares, free and clear of any Encumbrance.

                  2.2.2. CAPITALIZATION. The authorized capital stock of CWE(2) consists of 1,000,000 shares of the CWE(2) Common Stock, of which only the Shareholder Shares are issued and outstanding on the date hereof. On the Closing Date, only the Shareholder Shares will be issued and outstanding. There are no outstanding options, warrants or other rights to subscribe for or purchase, or contracts or other obligations to issue or grant any rights to acquire, any stock or securities of CWE(2), or to restructure or recapitalize CWE(2). Except as set forth on Schedule 2.2, there are no outstanding contracts of the Shareholders, or CWE(2) to repurchase, redeem or otherwise acquire any securities of CWE(2). The Shareholder Shares are duly authorized, validly issued and outstanding and are fully paid and nonassessable and were issued in conformity with applicable laws. There are no preemptive rights in respect of any equity securities of CWE(2).

         2.3.     FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

                  2.3.1.   FINANCIAL STATEMENTS.


                                   2.1-7

                     A. CWE(2) has delivered to NetLojix balance sheets for CWE(2) as of September 30, 1999 and July 31, 2000, and the related statements of operations for the year ended September 30, 1999 and the ten months ended July 31, 2000 (collectively, "CWE(2) FINANCIAL STATEMENTS"). The CWE(2) Financial Statements have been certified by the chief executive officer of CWE(2). The CWE(2) Financial Statements have been prepared in conformity with generally accepted accounting principles, consistently applied ("GAAP"), except as specifically set forth on Schedule 2.3. Such statements of operations present fairly the results of operations of CWE(2) for the respective periods covered, and the balance sheets present fairly the financial condition of CWE(2) as of their respective dates.

                     B. At the dates of each such balance sheet referenced in this Section 2.3.1, CWE(2) had no material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but was not. Since October 1, 1998, there has been no change in any of the significant accounting policies, practices or procedures of CWE(2).

                  2.3.2. NO MATERIAL ADVERSE CHANGES. Since October 1, 1999, whether or not in the ordinary course of business, other than as contemplated by this Agreement, there has not been, occurred or arisen:

                     A. any change in or event affecting the Shareholders, CWE(2), the Business or the Shareholder Shares that has had or may reasonably be expected to have a material adverse effect on CWE(2), the Business, or the Shareholder Shares,

                     B. any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement,

                     C. any strike or other labor dispute, or

                     D. any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of CWE(2) that is material or that has involved or may involve a loss to CWE(2) in excess of applicable insurance coverage.

                  2.3.3. NO OTHER LIABILITIES OR CONTINGENCIES. CWE(2) has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) are reflected or disclosed in the CWE(2) Financial Statements (as to liabilities of CWE(2)), (ii) were incurred after July 31, 2000, in the ordinary course of business and in the aggregate do not exceed $10,000 or (iii) are set forth in Schedule 2.3 hereto.

                  2.3.4. DIVIDENDS AND OTHER DISTRIBUTIONS. Except as shown in the CWE(2) Financial Statements, there has been no dividend or other distribution of assets or securities whether consisting


                                   2.1-8
of money, property or any other thing of value, declared, issued or paid by CWE(2) subsequent to September 30, 1999.

         2.4.     TAX AND OTHER RETURNS AND REPORTS.

                  2.4.1. TAX RETURNS AND PAYMENTS. Except as set forth in
Schedule 2.4, CWE(2) has timely filed or will file prior to Closing all required Tax Returns and has paid or will have paid by Closing all Taxes due for all periods ending on or before the Closing Date. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Adequate provision has been made in the books and records of CWE(2), and in the CWE(2) Financial Statements, for all Taxes whether or not due and payable and whether or not disputed. Except as set forth on Schedule 2.4, CWE(2) has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party.

                  2.4.2. AUDITS AND DEFICIENCIES. Schedule 2.4 lists the date or dates through which the Internal Revenue Service and any other government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (a "GOVERNMENTAL ENTITY") have examined the United States federal income Tax Returns and any other Tax Returns of CWE(2). Except as set forth in the Schedule 2.4, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of CWE(2). Except as set forth on
Schedule 2.4, no Governmental Entity has proposed (tentatively or definitively), asserted or assessed or, to the best knowledge of the Shareholder, threatened to propose or assert, any deficiency, assessment or claim for Taxes and there would be no basis for any such delinquency assessment or claim.

                  2.4.3. COLLAPSIBLE CORPORATION. CWE(2) is not a
"collapsible corporation" as defined in Section 341(b) of the Code. CWE(2) has not elected to be treated as a consenting corporation under Section 341(f) of the Code.

                  2.4.4. DEFINITIONS. For the purposes of this Agreement, (i) "TAX" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any losses or expenses in connection with the determination, settlement or litigation of any Tax liability, and (ii) "TAX RETURN" means a report, return or other in formation required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes CWE(2).


                                   2.1-9

         2.5. MATERIAL CONTRACTS. Schedule 2.5 lists each agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing (each a "CONTRACT") to which CWE(2) is a party or to which it or any of its properties is subject or by which it is bound that (a) after July 31, 2000, obligates such party to pay an amount of $25,000 or more, (b) has an unexpired term as of July 31, 2000 in excess of one year, (c) represents a Contract upon which the Business is substantially dependent or which is otherwise material to such Business, (d) provides for an extension of credit other than consistent with normal credit terms, (e) limits or restricts the ability of CWE(2) or any of its Affiliates (as defined in Section 2.17) to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity by CWE(2), (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains a right of first refusal, (i) related to the possession or use of any real property, or (j) was not made in the ordinary course of business. Each of the Contracts listed on Schedule 2.5 shall be deemed to be a "MATERIAL CONTRACT." True copies of the Material Contracts, including all amendments and supplements, have been delivered to NetLojix. Each Material Contract is valid and binding obligation of the parties thereto; CWE(2) has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by CWE(2), or, to the best knowledge of CWE(2) or the Werths, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, CWE(2).

         2.6. REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES. CWE(2) does not own, directly or indirectly, any interest whatsoever in any real property, other than leasehold interests held by CWE(2) pursuant to office leases included in the Material Contracts. Schedule 2.6 lists all tangible personal property of CWE(2) material to the Business and designates any leasehold interests therein. Except as set forth in Schedule 2.6, CWE(2) has good and marketable title to, or a valid leasehold interest in (as designated in Schedule 2.6), all such items of tangible personal property, free and clear of any Encumbrances. All material tangible properties of CWE(2) (excluding any inventory) are in a good state of maintenance and repair (except for ordinary wear and tear) and are adequate for the Business. All material leasehold properties held by CWE(2) as lessee are held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business.

         2.7. INTELLECTUAL PROPERTY. Schedule 2.7 lists any and all copyrights, patents, service marks, trademarks, tradenames, and all registrations or applications for registration of any of the foregoing, used in the Business or in which CWE(2) has an interest and the nature of such interest, including all licenses or other rights with respect to any of the foregoing. In addition, CWE(2) has previously provided in writing to NetLojix descriptions of any and all trade secrets or other confidential information or know-how used in the Business or in which CWE(2) has an interest. All of the foregoing assets, properties and interests are referred to as the "INTELLECTUAL PROPERTY."


                                   2.1-10

Except as set forth on Schedule 2.7, CWE(2) has complete rights to and ownership of all Intellectual Property. Except as set forth on Schedule 2.7, CWE(2) does not use any Intellectual Property by consent of, or license from, any other person and is not required to or makes any payments to others with respect thereto. Except as set forth in Schedule 2.7, the Intellectual Property of CWE(2) is fully assignable free and clear of any Encumbrances. Neither the Intellectual Property nor any use by CWE(2) of any such Intellectual Property conflicts with or infringes on the rights of any person or entity. Neither CWE(2) nor the Werths have received any notice from any person or entity claiming that the Intellectual Property or the use thereof by CWE(2) conflicts with or infringes on the rights of any person or entity.

         2.8.     APPROVALS.

                  2.8.1. AUTHORIZATION. The execution, delivery and performance of this Agreement and any related agreements by CWE(2) has been duly and validly authorized by all necessary corporate action on the part of CWE(2) including, without limitation, any required vote or consent of the shareholders of CWE(2). This Agreement and any related agreement each constitutes the legally valid and binding obligation of CWE(2) and the Werths, enforceable against each of CWE(2) and the Werths in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

                  2.8.2. NO CONFLICTS. The execution, delivery and performance of this Agreement by CWE(2) and the Werths and the execution, delivery and performance of any related agreements or contemplated transactions by CWE(2) or the Werths will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the Articles of Incorporation or bylaws of CWE(2) or any Contract of CWE(2) or the Werths, result in the imposition of any Encumbrance against any material asset or properties of CWE(2), or violate any statute or other law, rule, regulation, or interpretation of any Governmental Entity (each a "LAW"). Schedule 2.8 lists all approvals, authorizations, consents, qualifications or registrations, or any waivers of any of the foregoing, required to be obtained from, or any notices, statements or other communications required to be filed with or delivered to, any Governmental Authority or any other person or entity ("APPROVALS") by CWE(2) or the Werths to consummate the transactions contemplated by this Agreement. Except for matters identified in Schedule 2.8 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by CWE(2) and the Werths and the performance of this Agreement and any related or contemplated transactions by CWE(2) and the Werths will not require filing or registration with, or the issuance of any Approval by, any other third party or Governmental Entity.

         2.9. LEGAL PROCEEDINGS. Except as set forth in Schedule 2.9, there is no decree, injunction, judgment, order, ruling, assessment or writ (each an "ORDER") or any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity (each an "ACTION") pending, or, to the best knowledge of CWE(2)

                                   2.1-11
or the Werths, threatened, against or affecting CWE(2), the Werths or any of their respective properties or assets or that, individually or when aggregated with one or more other Orders or Actions, has or might reasonably be expected to have an adverse effect on CWE(2) or the Business, on CWE(2)'s or the Werths' ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement. Schedule 2.9 lists each Order and each Action that involves a claim or potential claim against, or that enjoins or seeks to enjoin any activity by, CWE(2). Except as set forth in
Schedule 2.9, there is no matter as to which CWE(2) has received any notice, claim or assertion, or, to the best knowledge of CWE(2) or the Werths, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of CWE(2), in such capacity, nor to the best knowledge of CWE(2) or the Werths is there any reasonable basis therefor, in connection with which any such person or entity has or may reasonably be expected to have any right to be indemnified by CWE(2).

         2.10. MINUTE BOOKS. The minute books of CWE(2) provided to NetLojix accurately reflect all actions and proceedings taken to date by the shareholders, board of directors and committees of CWE(2). The stock record books of CWE(2) reflect accurately all transactions in the capital stock of CWE(2).

         2.11.    ACCOUNTING RECORDS; INTERNAL CONTROLS.

                  2.11.1. ACCOUNTING RECORDS. Since October 1, 1998, CWE(2) has maintained records that accurately and validly reflect its transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

                  2.11.2. DATA PROCESSING; ACCESS. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business. The data processing equipment, data transmission equipment, related peripheral equipment and software used by CWE(2) in the operation of the Business to generate and retrieve such records are comparable in performance, condition and capacity with those utilized by companies of comparable size in similar lines of business.

                  2.11.3. YEAR 2000 COMPLIANCE. Except as set forth in
Schedule 2.11, all software and systems (i) utilized by CWE(2), and (ii) sold to or maintained for customers by CWE(2), are Year 2000 compliant, and have not malfunctioned and, to the best knowledge of CWE(2) or the Werths, will not malfunction as a result of (i) the year 2000 (and all subsequent years) as distinct from 1900's years, or (ii) the date February 29, 2000, and all subsequent leap years.

         2.12. INSURANCE. CWE(2) is, and at all times since inception has been, insured with reputable insurers against all risks normally insured against by companies in similar lines of business, and all of the insurance policies and bonds maintained by CWE(2) are in full force and effect.
Schedule 2.12


                                   2.1-12
lists all insurance policies and bonds that are material to the Business. CWE(2) is not in default under any such policy or bond. CWE(2) has timely filed claims with its insurers with respect to all matters and occurrences for which it has coverage. All insurance policies maintained by CWE(2) will remain in full force and effect and may reasonably be expected to be renewed on comparable terms following consummation of the transactions contemplated by this Agreement (subject to continuing compliance with the applicable terms thereof and any right of insurers to terminate without cause), and CWE(2) has received no notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies.

         2.13. PERMITS. Except as set forth in Schedule 2.13, CWE(2) holds all licenses, permits, franchises, certificates of authority, or orders, or any waivers of the foregoing, required to be issued by any Governmental Entity ("PERMITS") that are required by any Governmental Entity to permit it to conduct its Business as now conducted, and all such Permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement. No suspension, cancellation or termination of any of such Permits is threatened or imminent.

         2.14. COMPLIANCE WITH LAW. CWE(2) conducts and has conducted its business, in all material respects, in accordance with all applicable Laws including, without limitation, those applicable to employment, persons with disabilities, occupational safety and health, trade practices, competition and pricing, retirement and labor relations. The forms, procedures and practices of CWE(2) are in compliance with all such Laws, in all material respects.

         2.15. EMPLOYEES. Schedule 2.15 contains a true and correct list of all employees to whom CWE(2) is paying compensation, including bonuses and incentives for services rendered or otherwise, the annual salary, average commission, or hourly wage compensation of each such employee, and any bonus paid to each respective employee relating to services rendered during the 2000 fiscal year. NetLojix has been provided a copy of all W-2 forms distributed to each such employee in respect to compensation received from CWE(2) in the 1999 tax year. Since October 1, 1998, CWE(2) has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. There is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting CWE(2). All workers' compensation and unemployment compensation insurance premiums due have been fully paid or accrued in the CWE(2) Financial Statements.

         2.16.    EMPLOYEE BENEFITS.

                  2.16.1. EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

                     A. Schedule 2.16 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which CWE(2) is or ever has been a party or by which it is or ever has been bound, legally or otherwise, including,

                                   2.1-13
without limitation, (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for "FRINGE BENEFITS" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement or (d) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations ("ERISA")).

                  B. CWE(2) has delivered to NetLojix true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

                  C. There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

                  D. CWE(2) is in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such employee benefit plans, agreements and arrangements. CWE(2) has performed all of its obligations under all such plans, agreements and arrangements. To the best knowledge of CWE(2) and the Werths, there are no Actions (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of CWE(2) or the Werths, no facts exist which could give rise to any such Actions.

                  E. Except as specified in Schedule 2.16, each of the plans, agreements or arrangements can be terminated by CWE(2) within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

              2.16.2. QUALIFIED PLANS. No plan listed in Schedule 2.16 is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code. No plan listed in Schedule 2.16 is a "MULTIEMPLOYER PLAN" (within the meaning of Section 3(37) of ERISA). CWE(2) has never contributed to or had an obligation to contribute to any multiemployer plan.

              2.16.3. HEALTH PLANS. All group health plans of CWE(2) and any Affiliate (as defined in Section 2.17) have been operated in compliance with the group health plan continuation coverage requirements of Section 162(k) of the Code to the extent such requirements are applicable.

                                   2.1-14

              2.16.4. FINES AND PENALTIES. There has been no act or omission by CWE(2) or any Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (k) or Section 4071 of ERISA or Chapter 43 of the Code.

         2.17. AFFILIATE INTERESTS AND TRANSACTIONS. Except as set forth in
Schedule 2.17, neither the Shareholders nor any Affiliate of the Shareholders or CWE(2) nor any officer or director of any thereof, nor Associate of any such individual, has any material interest in any property used in or pertaining to the Business. Except as set forth in Schedule 2.17, no such person or entity has engaged in any Transaction or entered into any Contract with CWE(2). No such person or entity is indebted or otherwise obligated to CWE(2); and CWE(2) is not indebted or otherwise obligated to any such person or entity, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from CWE(2) to any person or entity.

                  For the purposes of this Agreement, (i) "AFFILIATE" means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person or entity, and (ii) an "ASSOCIATE" of a person means: (x) a corporation or organization (other than CWE(2)) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and (iii) any relative or spouse of such person or any relative of such spouse.

         2.18. BANK ACCOUNTS, POWERS, ETC. Schedule 2.18 ("BANK LIST") lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which CWE(2) has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and lists the names of each person or entity holding powers of attorney or agency authority from CWE(2) and a summary of the terms thereof.

         2.19. NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other person or firm engaged by or acting on behalf of the Shareholders or CWE(2) or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         2.20. INVENTORIES. All inventories of CWE(2) are of good and merchantable quality, reasonably in balance, and salable within a commercially reasonable period (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the ordinary course of business. The value of obsolete, damaged or excess inventory and of inventory below standard quality has


                                   2.1-15
been written down on the most recent balance sheet delivered to NetLojix pursuant to Section 2.3 or, with respect to inventories purchased since such balance sheet date, on the books and records of CWE(2), to ascertainable market value, or adequate reserves described on such balance sheet have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policy of CWE(2) (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP consistently applied.

         2.21. RECEIVABLES. All receivables of CWE(2), whether reflected on the balance sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and fully collectible net of any reserves shown on the balance sheet (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices) within 90 days. CWE(2) has delivered to NetLojix a complete and accurate aging list of all receivables of CWE(2) as of a date not more than thirty days prior to the date hereof (and as of a date not more than thirty days prior to the Closing
Date).

         2.22. CUSTOMERS AND SUPPLIERS. Schedule 2.22 lists the names of and describes all Contracts with and the appropriate percentage of Business attributable to, the ten largest customers of and ten most significant suppliers of the Business at the date of this Agreement, and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to CWE(2) with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

         2.23. ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 2.23 hereto, (i) CWE(2) has not generated, used, transported, treated, stored, released or disposed of, and has not suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business of CWE(2) or the use of any property or facility of CWE(2) or, to the knowledge of CWE(2) or the Werths, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Laws or which would require reporting to or notification of any Governmental Entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any facility of CWE(2); and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business of CWE(2), whether before or during the Shareholders' ownership, has been and is being handled or dealt with in all respects in compliance with applicable Laws.

                  For the purposes of this Agreement, "HAZARDOUS SUBSTANCE" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other


                                   2.1-16
wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

         2.24.    INVESTMENT REPRESENTATIONS.

                  2.24.1. PURCHASE FOR OWN ACCOUNT. Each of the Werths is acquiring the Exchange Shares for investment and for such person's own account, and not with a view to or for sale in connection with any distribution of any part thereof.

                  2.24.2. INVESTMENT EXPERIENCE. Each of the Werths has such knowledge and experience in financial and business matters that such person is capable of evaluating the risks of such person's proposed investment in the Exchange Shares and is able to bear the economic risk of such investment.

                  2.24.3. INFORMATION CONCERNING NETLOJIX. The Werths have received copies of NetLojix's (i) Annual Report on Form 10-K for the year ended December 31, 1999, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, (iii) Current Report on Form 8-K dated June 23, 2000, (iv) Post-effective Amendment No. 1 to Registration Statement on Form S-1 dated May 3, 2000, (v) Proxy Statement for its 2000 Annual Meeting of Stockholders, and (vi) each other document filed by NetLojix with the Securities and Exchange Commission (the "SEC") after the date hereof and prior to the Closing Date. The Werths have heretofore discussed NetLojix and its plans, operations and financial condition with NetLojix's officers and have heretofore received all such information as the Werths have deemed necessary and appropriate to enable the Werths to evaluate the financial risk inherent in making an investment in the Exchange Shares, and the Werths have received satisfactory and complete information concerning the business and financial condition of NetLojix in response to all inquiries in respect thereof.

                  2.24.4. RESTRICTED SECURITIES. The Werths understand and acknowledge that:

                     A. The NetLojix Common Stock to be issued pursuant to
Section 1.5 has not been registered under the Securities Act, or any state securities laws and will be deemed to be "restricted securities" within the meaning of Rule 144 promulgated thereunder; resale of such NetLojix Common Stock will be subject to certain restrictions as set forth in Rule 144 and 145 of the Securities Act unless otherwise transferred pursuant to an appropriate exemption from registration. The Werths must hold the NetLojix Common Stock indefinitely unless (i) it is subsequently registered under the Securities Act and qualified under such state laws, or (ii) the Werths provide NetLojix with an opinion of counsel reasonably satisfactory to NetLojix to the effect that an exemption from such registration and qualification is available. NetLojix is under no obligation to register any of such NetLojix Common Stock.

                                   2.1-17

                     B. The share certificates representing such NetLojix Common Stock will be stamped with legends as set forth in Section 1.6.4. NetLojix will issue stop transfer instructions to its transfer agent with respect to such NetLojix Common Stock.

                     C. Each of the Werths may be deemed to be an affiliate of CWE(2)for purposes of Rule 144 and 145.

         2.25. ACCURACY OF INFORMATION. None of the information supplied or to be supplied in writing by or on behalf of CWE(2) or the Werths to NetLojix, its agents or representatives in connection with these transactions, this Agreement or the negotiations leading up to this Agreement did contain, or at the respective times such information is or was delivered, will contain any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing becomes untrue or misleading, in any material respect, the Werths will promptly notify NetLojix in writing of such fact and the reason for such change.

3.       REPRESENTATIONS AND WARRANTIES OF NETLOJIX AND MERGERSUB.

         NetLojix and Mergersub, jointly and severally, represent and warrant to the Werths, as of the date hereof and as of the Closing Date, as follows:

         3.1. ORGANIZATION AND RELATED MATTERS. NetLojix is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Mergersub is a corporation duly organized, validly existing and in good standing under the laws of Illinois. NetLojix has all necessary corporate power and authority to carry on its business as now being conducted. Each of NetLojix and Mergersub has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. NetLojix is duly qualified to transact business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business.

         3.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and any related agreements by NetLojix and Mergersub has been duly and validly authorized by all necessary corporate action on the part of NetLojix and Mergersub. This Agreement constitutes the legal, valid and binding obligation of each of NetLojix and Mergersub, enforceable against NetLojix and Mergersub in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         3.3. NO CONFLICTS. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and any related agreements by NetLojix and Mergersub will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the


                                   2.1-18
occurrence of any act or event or otherwise under (a) the Certificate of Incorporation or Articles of Incorporation or bylaws of NetLojix or Mergersub, (b) any Law to which NetLojix or Mergersub is subject or (c) any Contract to which NetLojix or Mergersub is a party that is material to the financial condition, results of operations or conduct of the business of NetLojix.

         3.4. VALID ISSUANCE OF NETLOJIX COMMON STOCK. The Exchange Shares, when issued, sold and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. The Exchange Shares shall not be registered under the Securities Act.

         3.5. SEC DOCUMENTS. None of the documents and reports filed by NetLojix with the SEC referenced in Section 2.24.3 contained, or will contain, any untrue statement of material fact or omitted, or will omit, to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading, as of the filing date of such document or report.

         3.6. NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of NetLojix or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

         3.7. LEGAL PROCEEDINGS. There is no Order or Action pending or to the best knowledge of NetLojix or Mergersub, threatened against NetLojix or Mergersub that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on NetLojix's ability to perform this Agreement.

4.       COVENANTS TO BE PERFORMED PRIOR TO CLOSING

         4.1. ACCESS. CWE(2) shall authorize and permit (and the Werths shall cause CWE(2) to authorize and permit) NetLojix and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business, to all of its properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as NetLojix may from time to time request, and to make copies of such books, records and other documents and to discuss its Business with such other persons, including, without limitation, its directors, officers, employees, accountants, counsel, suppliers, customers, and creditors, as NetLojix considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business of CWE(2). Without limiting the generality of the foregoing, NetLojix shall be entitled to conduct or cause to be conducted such physical inspections as NetLojix shall deem necessary or useful in connection with its acquisition of CWE(2).


                                   2.1-19

         4.2. MATERIAL ADVERSE CHANGES; REPORTS. CWE(2) and the Werths will promptly notify NetLojix of any event of which CWE(2) or the Werths obtain knowledge which has had or might reasonably be expected to have a material adverse effect on the Business or which if known as of the date hereof would have been required to be disclosed to NetLojix.

         4.3. CONDUCT OF BUSINESS. CWE(2) and the Werths agree with and for the benefit of NetLojix that CWE(2) shall not, until the Effective Time, without the prior consent in writing of NetLojix, which may be withheld for any reason:

                  4.3.1. conduct the Business in any manner except in the ordinary course consistent with prudent industry practice; or

                  4.3.2. amend, terminate, fail to renew or renegotiate any Material Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that would jeopardize the continuance of its material supplier or customer relationships; or

                  4.3.3. terminate, amend or fail to renew any existing insurance coverage; or

                  4.3.4. terminate or fail to renew or preserve any Permits; or

                  4.3.5. except in the ordinary course of the Business, incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by CWE(2) of more than $5,000 in any specific case or $25,000 in the aggregate; or

                  4.3.6. make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, Shareholder or any of their respective Associates or Affiliates; or

                  4.3.7. grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any increase in salary or benefits of any officer, director, employee or agent or pay any bonus to any person, or enter into any new employment, collective bargaining or severance agreement; or

                  4.3.8. sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except in the ordinary course of business; or

                  4.3.9. issue, sell, redeem or acquire for value any debt obligations or equity securities of CWE(2); or


                                   2.1-20

                  4.3.10. declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its Shareholders, or split, combine, dividend, distribute or reclassify any shares of its equity securities; or

                  4.3.11. change or amend its Articles of Incorporation or bylaws; or

                  4.3.12. make any capital expenditures or commitments with respect thereto; or

                  4.3.13. make special or extraordinary payments to any person; or

                  4.3.14. make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other person or entity; or

                  4.3.15. dispose of or permit to lapse any rights to the use of any Intellectual Property or dispose of or disclose any Intellectual Property not a matter of public knowledge; or

                  4.3.16. directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any other agreement or understanding, other than through the use thereof in the ordinary course; or

                  4.3.17. compromise or otherwise settle any claims, or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure; or

                  4.3.18. introduce any new method of management or operation in respect of the Business; or

                  4.3.19. agree to or make any commitment to take any actions prohibited by this Section 4.3.

         4.4. PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE. During the period beginning on the date hereof and ending on the Closing Date, (a) CWE(2) and the Werths will use their best efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with CWE(2), and (b) CWE(2), the Werths and NetLojix will consult with each other concerning, and CWE(2) and the Werths will cooperate to keep available to NetLojix, the services of the officers and employees of CWE(2) that NetLojix may wish to have CWE(2) retain. Nothing in this Section shall obligate NetLojix or CWE(2) after the Closing to retain or offer employment to any officer or employee of CWE(2).


                                   2.1-21

         4.5. NOTIFICATION OF CERTAIN MATTERS. CWE(2) and the Werths shall give prompt notice to NetLojix of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of CWE(2) or the Werths contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of CWE(2) or the Werths to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Closing Date. NetLojix shall give prompt notice to CWE(2) and the Shareholder Representative of (x) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of NetLojix contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of NetLojix to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Closing Date. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         4.6.     PERMITS AND APPROVALS.

                  4.6.1. CWE(2) and the Werths each agree to cooperate and use their best efforts to obtain, and to cause CWE(2) to obtain, all Approvals and Permits that may be necessary or which may be reasonably requested by NetLojix to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, CWE(2) will, and the Werths will cause CWE(2) to, immediately prepare all registrations, filings and applications, requests and notices in connection with such Approvals and Permits.

                  4.6.2. To the extent that the Approval of a third party with respect to any Contract is required in connection with the transactions contemplated by this Agreement, CWE(2) and the Werths shall (and the Werths shall use their best efforts to cause CWE(2) to) obtain such Approval prior to the Closing Date and in the event that any such Approval is not obtained (but without limitation on NetLojix's rights under Section 6.2), the Werths shall cooperate with NetLojix to ensure that NetLojix obtains the benefits of each such Contract and shall indemnify and hold harmless NetLojix and CWE(2) from and against any and all Losses (as defined in Section 8) as a result, directly or indirectly, of any failure to obtain any such Approval which results from the actions or inaction of the Werths.

         4.7. NO TRANSFER OF WERTH SHARES. Each of the Werths agrees that such person will not sell, transfer, pledge, hypothecate or otherwise encumber or dispose of any of the Werth Shares other than pursuant to this Agreement. Each of the Werths will comply with all applicable securities and other laws and regulations relating to this Agreement or the transactions contemplated hereby.

         4.8. EXCLUSIVITY. Neither CWE(2), the Werths nor any of their respective Affiliates or employees shall, directly or indirectly, solicit, initiate or encourage any offer or engage in any discussions or negotiations (other than with NetLojix) concerning any sale of the Shareholder Shares


                                   2.1-22
or of the Business or assets of CWE(2) or any material part thereof, or any merger, reorganization or similar business combination or transaction. Neither CWE(2), the Werths nor any of their respective Affiliates or employees shall furnish any information with respect to CWE(2) or the Business to any person in connection with any such offer or transaction. If CWE(2) or the Werths receive any offer or inquiry with respect to any of the foregoing types of transactions, CWE(2) and the Werths will promptly inform NetLojix of such offer or inquiry.

         4.9. ELIMINATION OF AFFILIATE LIABILITIES. Prior to the Closing Date, the Werths shall (i) purchase, cause to be repaid or (with respect to guarantees) assume liability for any and all loans, guarantees or other extensions of credit made by CWE(2) to or for the benefit of any Shareholder, director, officer, or employee of CWE(2), or any of their Affiliates or Associates, and (ii) forgive any loans, obligations and other amounts outstanding owed by CWE(2) to the Werths. At the Closing Date, neither NetLojix nor CWE(2) shall have any continuing commitment, obligation or liability of any kind with respect to the persons referred to in the preceding sentence except pursuant to, or as contemplated by, this Agreement. The Werths agree to indemnify NetLojix and CWE(2) for any Losses with respect to any liability, loan or other amount not fully assumed or discharged as contemplated. The Werths further represent that the transactions contemplated by this Section will not have an adverse effect on the Business.

         4.10. ADDITIONAL INTERIM FINANCIAL STATEMENTS. CWE(2) will prepare additional interim financial statements as soon as practicable after the end of each month and will provide copies of such financial statements promptly to NetLojix. Such interim financial statements shall be prepared consistently with the CWE(2) Financial Statements and shall present fairly the results of operations and financial condition of CWE(2) for and as of their respective dates.

5.       ADDITIONAL CONTINUING COVENANTS

         5.1.     COVENANT NOT TO COMPETE.

                  5.1.1. RESTRICTIONS ON COMPETITIVE ACTIVITIES. The Werths agree that, after the Closing, NetLojix and CWE(2) shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by law. The Werths also acknowledges that their management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of CWE(2). For these and other reasons and as an inducement to NetLojix to enter into this Agreement, each of the Werths agrees that, for a period of two years after the Closing Date, neither of them will, directly or indirectly, for their own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow such person's name or reputation to be used in or by any other present or future business enterprise that competes with NetLojix, CWE(2) or any of their Affiliates in activities in which CWE(2) is engaged as of the Closing Date in each separate county and parish in each of the fifty states of the United States of America (each a "LOCATION") for so long


                                   2.1-23
as NetLojix, CWE(2) or any person entitled to or acquiring ownership of the goodwill of the Business or the Shareholder Shares through NetLojix carries on a like business therein.

                  5.1.2. EXCEPTIONS. Nothing contained herein shall limit the right of either of the Werths as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided the their equity interest therein does not exceed 1% of the outstanding shares or interests in such corporation or partnership.

                  5.1.3. RESTRICTIONS ON SOLICITING EMPLOYEES. In addition, to protect NetLojix against any efforts by the Werths to cause employees of CWE(2) to terminate their employment, each of the Werths agrees that for a period of two years following the Closing Date, they will not directly or indirectly (i) induce any employee of CWE(2) to leave CWE(2) or to accept any other employment or position, (ii) hire any person who is employed by CWE(2) on or after the date hereof, or (iii) assist any other entity in hiring any such employee.

                  5.1.4. SPECIAL REMEDIES AND ENFORCEMENT. The Werths recognize and agree that a breach by either of them of any of the covenants set forth in this Section 5.1 or Section 5.2 could cause irreparable harm to NetLojix, CWE(2) and their respective successors, that the remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against the breaching party, in addition to any other rights and remedies which are available to NetLojix, CWE(2) or their respective successors. If this Section 5.1 is more restrictive than permitted by the Laws of the jurisdiction in which enforcement is sought, this Section 5.1 shall be limited to the extent required to permit enforcement under such Laws. Without limiting the generality of the foregoing, the parties intend that the covenants contained in the preceding portions of this Section 5.1 shall be construed as a series of separate covenants, one for each Location specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. It is the desire and intent of the parties hereto that the provisions of this Section 5.1 shall be enforced to the fullest extent (both geographical and temporal) permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section shall be enforceable as so modified. If any particular provision or portion of this Section 5.1 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of this Section 5.1 in the particular jurisdiction in which such adjudication is made.

                                   2.1-24

         5.2. NONDISCLOSURE OF PROPRIETARY DATA. The Werths shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the business or policies of CWE(2). In addition, the Werths shall not make use of, divulge or otherwise disclose, directly or indirectly, to persons other than NetLojix, any confidential information concerning the business or policies of CWE(2). Nothing in this Section shall prevent either of the Werths who is employed by CWE(2) from using such information in the proper course of his or her employment.

         5.3. TAX RETURNS; RESPONSIBILITY FOR CERTAIN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between NetLojix, CWE(2), and the Shareholders for certain Tax matters following the Closing Date:

                  5.3.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. NetLojix shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for CWE(2) for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. NetLojix shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Werths shall reimburse NetLojix for Taxes of CWE(2) with respect to such periods within fifteen (15) days after payment by NetLojix or CWE(2) of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the CWE(2) Financial Statements.

                  5.3.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. NetLojix shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of CWE(2) for Tax periods which begin before the Closing Date and end after the Closing Date. The Werths shall pay to NetLojix within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the CWE(2) Financial Statements. For purposes of this subsection, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and
(ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of CWE(2).


                                   2.1-25

              5.3.3  COOPERATION ON TAX MATTERS.

                  A. NetLojix shall have the responsibility for, and the right to control, at its expense, the audit (and disposition thereof) of any Tax Return of CWE(2) relating to periods ending on or prior to the Closing Date. The Shareholder Representative shall have the right directly or through his designated representatives, to review in advance and comment upon all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending or treated by this Agreement as ending on or prior to the Closing Date.

                  B. The Werths shall, and shall cause the other Shareholders and their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by NetLojix, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  C. NetLojix and the Werths agree (i) to retain all books and records with respect to Tax matters pertinent to CWE(2) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by NetLojix or the Shareholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, CWE(2) or the Shareholder Representative, as the case may be, shall allow the other party to take possession of such books and records. Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 9.9.

         5.4. SECURITIES LAWS MATTERS. Each of the Werths agrees not to sell, transfer, pledge or otherwise dispose of the shares of NetLojix Common Stock received pursuant to this Agreement over which such person has direct or indirect control unless (i) such shares are subsequently registered under the Securities Act and qualified under all applicable state securities laws, or
(ii) the Werths provide NetLojix with all relevant facts relating to the proposed sale, transfer, pledge or disposition together with an opinion of counsel reasonably satisfactory to NetLojix to the effect that such sale, transfer, pledge or disposition is exempt from such registration and qualification and otherwise complies with all applicable federal and state laws. Each of the Werths will comply in all respects with federal and state securities laws in connection with any such sale, transfer, pledge or disposition including, without limitation, the requirements of Rule 144 and Rule 145(d) promulgated under the Securities Act.


                                   2.1-26

         5.5. RELEASE OF WERTHS FROM GUARANTEE. The parties will cooperate in good faith and shall use their best efforts to obtain the prompt release of the Werths from their personal guarantee of up to $250,000 of the indebtedness of CWE(2) to Citibank, F.S.B. pursuant to that certain Business Ready Credit Agreement dated as of January 16, 1998 between CWE(2) and Citibank, F.S.B. Pending such release, NetLojix shall indemnify and hold harmless the Werths from and against any and all Losses (as defined in Section 8) as a result, directly or indirectly, of the failure to obtain such release.

6.       CONDITIONS OF PURCHASE

         6.1. GENERAL CONDITIONS. The obligations of the parties to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived in writing by all parties:

              6.1.1. NO ORDERS; LEGAL PROCEEDINGS. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement or (with respect to obligations of NetLojix only) which would not permit the Business as presently conducted to continue unimpaired following the Closing Date.

              6.1.2. APPROVALS. All Permits and Approvals with respect to the transactions contemplated hereby required to be obtained from any Governmental Entity shall have been received or obtained on or prior to the Closing Date.

         6.2. CONDITIONS TO OBLIGATIONS OF NETLOJIX AND MERGERSUB. The obligations of NetLojix and Mergersub to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following additional conditions except to the extent waived in writing by NetLojix:

              6.2.1. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF CWE(2) AND THE SHAREHOLDERS. The representations and warranties of CWE(2) and the Shareholders contained herein and in the CWE(2) Shareholder Agreements (as described below) shall be true in all material respects at the Closing Date with the same effect as though made at such time; CWE(2) and the Shareholders shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement and the CWE(2) Shareholder Agreements to be performed or complied with by them at or prior to the Closing Date.

              6.2.2. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in or affecting the Business subsequent to July 31, 2000.

              6.2.3. CONSENTS. CWE(2) and the Werths shall have obtained and provided to NetLojix all required Approvals and Permits listed on Schedule 2.8, each in form and substance satisfactory to NetLojix.


                                   2.1-27

              6.2.4. CERTIFICATE OF CWE(2) AND WERThs. CWE(2) and the Werths shall have delivered to NetLojix and Mergersub a certificate dated the Closing Date, signed by an officer of CWE(2) and by each of the Werths, in form and substance satisfactory to NetLojix, certifying that the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.3 have been fully satisfied.

              6.2.5. OPINION OF COUNSEL. NetLojix shall receive at the Closing from Wolin & Rosen, Ltd., counsel to CWE(2), an opinion dated the Closing Date, in form and substance substantially as set forth in Exhibit C.

              6.2.6. DUE DILIGENCE. NetLojix shall not, in the course of its on-going business investigation, have discovered information, not previously disclosed in full by CWE(2) or the Werths, which NetLojix reasonably believes has or is likely to have a materially adverse effect on the Business or is materially inconsistent with information disclosed to NetLojix prior to the date hereof.

              6.2.7. KEY EMPLOYEES. The individuals identified on Schedule
6.2.7 hereto shall have entered into confidentiality and invention assignment agreements in the form of Exhibit D (the "CONFIDENTIALITY AGREEMENTS"). NetLojix shall be reasonably satisfied that the significant employees of CWE(2) are willing to remain employees of CWE(2) (or become employees of NetLojix) on terms reasonably satisfactory to NetLojix following the consummation of the transactions contemplated by this Agreement.

              6.2.8. ESCROW AGREEMENT. Each of the Werths shall have executed and delivered to NetLojix the Escrow Agreement together with executed, undated stock powers relating to Escrow Shares.

              6.2.9. CWE(2) SHAREHOLDER AGREEMENT. Each of the Shareholders, other than the Werths, shall have executed and delivered to NetLojix a CWE(2) Shareholder Agreement in the form attached hereto as Exhibit E. Such agreements shall be referred to collectively herein as the "CWE(2) SHAREHOLDER AGREEMENTS."

              6.2.10. RELEASE AGREEMENTS. Each of the Shareholders shall have executed and delivered to NetLojix a Release Agreement in the form attached hereto as Exhibit F.

              6.2.11. DISSENTERS' RIGHTS. No shareholder of CWE(2) shall have asserted his or her dissenter's rights in connection with the Merger.

         6.3. CONDITIONS TO OBLIGATIONS OF CWE(2) AND THE WERTHS. The obligations of CWE(2) and the Werths to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following additional conditions, except to the extent waived in writing by the Shareholder
Representative:


                                   2.1-28

              6.3.1. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF NETLOJIX. The representations and warranties of NetLojix herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time; NetLojix shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and NetLojix shall have delivered to the Shareholder Representative an officers' certificate of NetLojix in form reasonably satisfactory to the Shareholder Representative, dated the Closing Date, to such effect.

              6.3.2. CONSENTS. NetLojix shall have obtained and provided to the Shareholder Representative all required Approvals and Permits listed on
Schedule 3.3, each in form and substance satisfactory to the Shareholder Representative.

              6.3.3. ESCROW AGREEMENT. NetLojix shall delivered to the Shareholder Representative an original of the Escrow Agreement executed by NetLojix and the Escrow Agent.

              6.3.4. EMPLOYEE STOCK OPTIONS. Concurrently with the Closing, NetLojix shall have awarded 100,000 stock options pursuant to its 1998 Stock Incentive Plan (the "1998 PLAN") to continuing employees of CWE(2) in the amounts set forth on Schedule 6.3.4. Such options shall have an exercise price equal to the closing sale price of a share of NetLojix Common Stock on The Nasdaq SmallCap Market on the Closing Date. Such options shall be subject to (i) all of the terms and conditions of the 1998 Plan, and (ii) the terms and conditions normally imposed on grants of options to employees of NetLojix, including vesting schedules, the obligation to remain employed and similar requirements. All such options shall be treated as "incentive stock options" (as defined in Section 422 of the Code) to the extent permitted by the Code and the circumstances of the issuance of such options.

7.       TERMINATION OF OBLIGATIONS; SURVIVAL

         7.1. TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before midnight on October 31, 2000, unless extended by mutual consent in writing of NetLojix, CWE(2) and the Shareholder Representative and otherwise may be terminated at any time before the Closing as follows and in no other manner:

                  7.1.1. MUTUAL CONSENT. By mutual consent in writing of NetLojix, CWE(2) and the Shareholder Representative.

                  7.1.2. MATERIAL BREACH. By NetLojix, on the one hand, or CWE(2) and the Shareholder Representative, on the other, if there has been a material misrepresentation or other material breach by the other party (or, in the case of NetLojix, by any of the Shareholders or CWE(2)) in its representations, warranties and covenants set forth herein or in any of the CWE(2) Shareholder

                                   2.1-29

Agreements; provided, however, that if such breach is susceptible to cure, the breaching party shall have ten business days in which to cure such breach after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues.

         7.2. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section
9.9 and Section 9.11 shall survive any such termination. A termination under
Section 7.1 shall not relieve any party of any liability for a breach or violation of any representation, warranty or covenant contained in this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or violation.

         7.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing without regard to any investigation made by the other party hereto.

8.       INDEMNIFICATION

         8.1. OBLIGATIONS OF THE SHAREHOLDERS. Each of the Werths, jointly and severally, agrees to indemnify and hold harmless NetLojix, Mergersub, CWE(2) and their respective directors, officers, employees, Affiliates, agents and assigns (the "NETLOJIX PARTIES") from and against any and all actions, costs, damages, disbursements, expenses, liabilities, losses, deficiencies, diminution in value, obligations, penalties or settlements of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement (collectively, "LOSSES"), that may be imposed on or otherwise incurred or suffered by any of such persons or entities, directly or indirectly, as a result of, or based upon or arising from:

              8.1.1. any inaccuracy in or breach of any of the representations or warranties made by CWE(2) or the Werths in or pursuant to this Agreement (without giving effect to any materiality qualifications contained in any such representation or warranty); or

              8.1.2. any breach of any of the covenants or agreements made by CWE(2) or the Werths in or pursuant to this Agreement; or

              8.1.3. any Order or Action set forth in Schedule 2.9 or improperly omitted from Schedule 2.9; or

              8.1.4. the failure of CWE(2) or the Werths to obtain, prior to the Closing Date, any consents, approvals and waivers of governmental agencies or entities, lessors, landlords, suppliers, and other third parties as may be necessary on the part of CWE(2) or the Shareholders to permit the


                                   2.1-30
consummation of the transactions contemplated hereby and to permit NetLojix to continue to operate the business of the CWE(2) in the manner presently conducted after the Closing Date; or

              8.1.5. any other matter as to which the Werths in other provisions of this Agreement have agreed to indemnify a NetLojix Party.

         8.2. OBLIGATIONS OF NETLOJIX. NetLojix agrees to indemnify and hold harmless the Werths from and against any Losses of the Werths, directly or indirectly, as a result of, or based upon or arising from:

              8.2.1. any inaccuracy in or breach of any of the representations or warranties, made by NetLojix or Mergersub in or pursuant to this Agreement (without giving effect to any materiality qualifications contained in any such representation or warranty); or

              8.2.2. any breach of any of the covenants or agreements made by NetLojix or Mergersub in or pursuant to this Agreement.

         8.3. CERTAIN TAX MATTERS. The Werths agree to indemnify, defend and hold harmless the NetLojix Parties against (i) any Taxes payable by or on behalf of CWE(2), the Shareholders or any of their Affiliates for any taxable period ending or treated by this Agreement as ending on or prior to the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the CWE(2) Financial Statements, (ii) any deficiencies in any Tax payable by or on behalf of CWE(2), the Shareholders or any of their Affiliates arising from any audit by any taxing agency or authority with respect to any period ending or treated by this Agreement as ending on or prior to the Closing Date, (iii) any claim or demand for reimbursement or indemnification resulting from any transfer by CWE(2) or the Shareholders prior to the Closing of any Tax benefits or credits to any other person, (iv) any Tax liabilities arising out of the conversion of the Shareholder Shares, and (v) with respect to any Taxes due for Tax periods ending after the Closing Date, a pro-rata share of such tax, calculated as if the period ended on the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the CWE(2) Financial Statements.

         8.4. LIMITATIONS ON INDEMNIFICATION.

              8.4.1. WITH RESPECT TO WERTHS' OBLIGATIONS. The Werths shall have no obligation to indemnify the NetLojix Parties for Losses under Section
8.1.1 unless and until the aggregate of all such individual Losses incurred or sustained by all NetLojix Parties in respect of Section 8.1.1 exceeds $25,000, whereupon the Werths shall be obligated in respect of all such Losses without regard to such $25,000 threshold. In no event shall the maximum aggregate liability of the Werths with respect to the obligations to indemnify the NetLojix Parties for Losses under Section 8.1.1


                                   2.1-31
exceed an amount equal to the value of the aggregate Merger Consideration delivered by NetLojix to the Werths. The limitations set forth in this
Section 8.4.1 shall not apply to the indemnification obligations of the Werths under Section 8.1.1 with respect to any Losses that have resulted from a breach of the representations and warranties contained in Section 2.1,
Section 2.2, Section 2.4 or Section 2.23. The limitations set forth in this
Section 8.4.1 shall not apply to any indemnification obligations of the Werths other than those pursuant to Section 8.1.1.

              8.4.2. WITH RESPECT TO NETLOJIX'S OBLIGATIONS. NetLojix shall have no obligation to indemnify the Werths for Losses under Section 8.2.1 unless and until the aggregate of all such individual Losses incurred or sustained by the Werths in respect of Section 8.2.1 exceeds $25,000, whereupon NetLojix shall be obligated in respect of all such Losses without regard to such $25,000 threshold. In no event shall the maximum aggregate liability of NetLojix with respect to the obligations to indemnify the Werths for Losses under Section 8.2.1 exceed an amount equal to the value of the aggregate Merger Consideration delivered by NetLojix to the Werths. The limitations set forth in this Section 8.4.2 shall not apply to any indemnification obligations of NetLojix other than those pursuant to Section 8.2.1.

              8.4.3. FRAUD OR WILLFUL BREACH. The parties hereby agree that the limitations set forth in Section 8.4.1 and Section 8.4.2 shall not apply to the indemnification obligations of any party with respect to any Losses that have resulted from the fraud or willful breach of such party.

         8.5. THIRD PARTY CLAIMS. Within ten (10) days after the receipt by any party entitled to indemnification (the "Indemnified Party") pursuant to this Section 8 of notice of the commencement of any action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to this Section 8, give such Indemnifying Party written notice thereof (in accordance with Section 9.10) in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, however, that the failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party conducts the defense of such claim actively and diligently. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to reasonably cooperate in such defense so long as the Indemnified Party is not materially prejudiced thereby and on the condition that the Indemnifying Party reimburse the Indemnified Party for any reasonable expenses incurred by the Indemnified Party pursuant to such cooperation. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim, and neither any Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. In the event that: (a) the Indemnifying


                                   2.1-32

Party does not or ceases to conduct the defense of such claim actively and diligently, (b) the Indemnified Party reasonably determines that there is a conflict between its position and the position of the Indemnifying Party respecting defense of the claim, or (c) the Indemnified Party reasonably that determines customer, strategic or other business considerations reasonably could cause the Indemnifying Party's defense of the claim to have a material adverse effect on the Business, then (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including attorneys' fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses that the Indemnified Party may suffer as a result of such claim and for which the Indemnified Party has a right of indemnification from the Indemnifying Party under this Section 8.

         8.6. TAX ADJUSTMENTS. Any amounts payable by the Indemnifying Party to or on behalf of an Indemnified Party in respect of a Loss shall be adjusted as follows:

              8.6.1. ADDITIONAL TAXES. If such Indemnified Party is liable for any additional Taxes as a result of the payment of amounts in respect of an indemnifiable claim, the Indemnifying Party will pay to the Indemnified Party in addition to such amounts in respect of the Loss within 10 days after being notified by the Indemnified Party of the payment of such liability (x) an amount equal to such additional Taxes (the "TAX REIMBURSEMENT AMOUNT") plus (y) any additional amounts required to pay additional Taxes imposed with respect to the Tax Reimbursement Amount and with respect to amounts payable under this clause (y), with the result that the Indemnified Party shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.

              8.6.2. TAX BENEFIT. The Indemnified Party shall reimburse the Indemnifying Party an amount equal to the net reduction in the liability for Taxes (that are based upon or measured by income) of the Indemnified Party or any member of a consolidated or combined tax group of which the Indemnified Party is, or was at any time, part, which reduction is actually realized with respect to any period after the Closing Date and which reduction would not have been realized but for the amounts paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of a Loss, or amounts paid by the Indemnified Party pursuant to this paragraph (a "NET TAX BENEFIT"). The amount of any Net Tax Benefit shall be paid not later than 15 days after the date on which such Net Tax Benefit shall be realized. Any expenses associated with the realization of a Net Tax Benefit or any contest or proceeding with respect to a Net Tax Benefit shall be deemed to reduce such Net Tax Benefit.

         8.7. SURVIVAL. This Section 8 shall survive any termination of this Agreement. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable statute of limitations period shall continue to be covered by this Section 8 notwithstanding such statute of limitations (which the parties hereby waive) until such matter is


                                   2.1-33
finally terminated or otherwise resolved by the parties under this Agreement and any amounts payable hereunder are finally determined and paid.

         8.8. NOTICE BY THE WERTHS. The Werths agree to notify NetLojix promptly of any liabilities, claims or misrepresentations, breaches or other matters covered by this Section 8 upon discovery or receipt of notice thereof (other than from NetLojix), whether before or after Closing.

         8.9. NOT EXCLUSIVE REMEDY. This Section 8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

         8.10. NO WAIVER. The closing of the transaction contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the claim at or before the Closing.

9.       GENERAL

         9.1. AMENDMENTS; WAIVERS. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

         9.2. SCHEDULES; EXHIBITS; INTEGRATION. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         9.3.     BEST EFFORTS; FURTHER ASSURANCES.

              9.3.1. STANDARD. Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite Approvals.

              9.3.2. LIMITATION. As used in this Agreement, the term "BEST EFFORTS" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its


                                   2.1-34
obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, counsel and other professionals.

         9.4. GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law.

         9.5. NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under it are assignable except that NetLojix may assign its rights hereunder (including but not limited to its rights under Section 8) to any subsidiary or affiliate of NetLojix or to any post-Closing purchaser of a substantial part of the shares or assets of CWE(2) or of the Business.

         9.6. HEADINGS. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         9.7. COUNTERPARTS. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed by telefacsimile transmission of the signature page thereto with the same binding effect as an original.

         9.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action against) any party to this Agreement.

         9.9. CONFIDENTIALITY; PUBLICITY. Each party agrees to maintain the confidentiality of all information that is furnished by the other party and designated in writing as confidential by such other party or its representatives in connection with the transactions contemplated by this Agreement. If for any reason such transactions are not consummated, the receiving party shall, on request, return or destroy all such written information. This Section shall not apply to any information (i) already known to the receiving party or its representatives or to others not bound by a duty of confidentiality or which becomes publicly available through no fault of the receiving party or its representatives, (ii) the use of which is necessary or appropriate in making any filing or obtaining any financing, consent or approval required for the consummation of such transactions, or
(iii) the furnishing or use of which is required by law or the rules of the SEC or Nasdaq, or necessary or appropriate in connection with, legal proceedings. Except as necessary to obtain required third party consents, or


                                   2.1-35
to the extent required by law or the rules of the SEC or Nasdaq, without the prior written consent of the other party, none of NetLojix, CWE(2) or the Werths will make (and each will direct its Affiliates and representatives not to make) directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of this Agreement, the transactions contemplated hereby, or any of the terms, conditions, or other aspects hereof.

         9.10. NOTICES. Except as otherwise provided herein, any notice or other communication to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified airmail, return receipt requested; (iii) transmitted by electronic mail via the Internet with receipt being acknowledged by the recipient by return electronic mail; (iv) transmitted by facsimile (with a copy of such transmission by postage paid prepaid registered or certified airmail, return receipt requested); or (v) deposited prepaid with a nationally recognized overnight courier service. Unless otherwise provided herein, all notices shall be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally, by electronic mail, facsimile or by courier; or (b) three (3) days after the date of posting if transmitted by mail. Notice hereunder shall be directed to a party at the address for such party which is set forth as follows:

      If to NetLojix or Mergersub             If to the Werths, the Shareholder
      addressed to:                           Representative or (prior to
                                              Closing) CWE(2), addressed
                                              to (or in care of):

      NetLojix Communications, Inc.           Mr. Duane E. Werth
      501 Bath Street                         54 Genesee Avenue
      Santa Barbara, CA 93101                 Elgin, Illinois 60123
      Attention: Anthony E. Papa              Facsimile No. (847) 697-2391
      Facsimile No. (805) 884-6311            E-mail: dwerth@cwe2.com
      E-mail: tpapa@netlojix.com


      With a copy to:                         With a copy to:

      Seed, Mackall & Cole LLP                Wolin & Rosen, Ltd.
      1332 Anacapa Street, Suite 200          55 West Monroe Street, Suite 3600
      Santa Barbara, CA 93101                 Chicago, IL 60603
      Attention: Thomas N. Harding            Attention: Lewis F. Matuszewich
      Facsimile No. (805) 435-1498            Facsimile No. (312) 464-0660
      E-mail: tharding@seedmackall.com        E-mail: lmatuszewich@wolinlaw.com


or to such other address or to such other person as any party shall have last designated by such notice to the other party.


                                   2.1-36

         9.11. EXPENSES. CWE(2), on behalf of itself and the Shareholders, and NetLojix shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective counsel; provided, however, that CWE(2) may not incur more than $25,000 of expenses relating to the transactions contemplated hereby without the prior consent of NetLojix. Any expenses of CWE(2) in excess of such amount will be reimbursed to CWE(2) by the Werths.

         9.12. WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         9.13. ARBITRATION. Any dispute, controversy or claim of any kind or nature arising under or in connection with this Agreement, including disputes as to the creation, validity, interpretation, breach or termination of this Agreement (each a "DISPUTE"), will be submitted to arbitration in accordance with the following procedures:

              9.13.1. DEMAND FOR ARBITRATION; LOCATION. Either party may demand arbitration by giving the other party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party's request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that party. The arbitration will be held before one neutral arbitrator in Santa Barbara, California.

              9.13.2. IDENTIFICATION OF ARBITRATOR. Within ten days after the other party's receipt of such demand, the parties will mutually determine who the arbitrator will be. If the parties are unable to agree on the arbitrator within that time period, the arbitrator will be selected by the American Arbitration Association ("AAA").

              9.13.3. CONDUCT OF ARBITRATION. The arbitration will be governed by the Commercial Arbitration Rules of the AAA, except as expressly provided in this Section 9.13 However, the arbitration will be administered by any organization mutually agreed to in writing by the parties. If the parties are unable to agree on the organization to administer the arbitration, it will be administered by the AAA. Pending the arbitrator's determination of the merits of the Dispute, either party may apply to any court of competent jurisdiction to seek injunctive or other extraordinary relief.

              9.13.4. AWARD. The decision of, and award rendered by, the arbitrator will be final and binding on the parties. Upon the request of a party, the arbitrator's award will include written findings of fact and conclusions of law. Judgment on the award may be entered in and enforced by any court of competent jurisdiction. Other than those matters involving injunctive or other extraordinary relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this
Section 9.13 are a complete defense to any suit, action or other proceeding


                                   2.1-37
instituted in any court or before any administrative tribunal with respect to any Dispute or terms of this Agreement.

              9.13.5. ATTORNEYS' FEES. The arbitrator shall award to the prevailing party on each material issue that party's reasonable attorney's fees and costs. The term "prevailing party" shall mean the party which shall have substantially prevailed on a material issue in dispute, and the other party shall be the "losing party" with respect to such issue. As to distinct, severable issues in dispute, the arbitrator may decide which party is the prevailing party. Accordingly, the arbitrator shall have the discretion to award attorney's fees to both parties, in amounts to be determined by the arbitrator, if the arbitrator shall determine that as to separate and distinct material issues having a bearing on an entitlement to relief each of the parties shall have been a prevailing party. A party that voluntarily dismisses an action or proceeding shall be considered a losing party for all purposes of this provision. Application for cost and expenses shall be substantiated with documentary verification. The actual cost of the arbitration itself shall be borne by the losing party or shall be allocated between the parties in such proportions as the arbitrator decides if there are distinct, severable issues in dispute and the arbitrator determines that each of the parties has, to some extent, been a losing party.

         9.14. REPRESENTATION BY COUNSEL; INTERPRETATION. CWE(2), the Werths and NetLojix each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of CWE(2), the Werths and NetLojix.

         9.15. SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable.

                     (Signatures begin on following page)



                                   2.1-38

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be executed by its duly authorized officers, as of the day and year first above written.


"NETLOJIX"                                     "CWE(2)"

NETLOJIX COMMUNICATIONS, INC.,                 CW ELECTRONIC ENTERPRISES, INC.,
a Delaware corporation                         an Illinois corporation



By  /s/ ANTHONY E. PAPA                        By /s/ DUANE E. WERTH
  --------------------------------               ------------------------------
     Anthony E. Papa                              Duane E. Werth
     Chief Executive Officer                      President and Chief Executive
                                                  Officer

"MERGERSUB"                                    "WERTHS"

CWE(2) ACQUISITION CORPORATION,
an Illinois corporation                        /s/ DUANE E. WERTH
                                               --------------------------------
                                               Duane E. Werth


By  /s/ ANTHONY E. PAPA                        /s/ KAREN L. WERTH
  ---------------------------------            --------------------------------
     Anthony E. Papa                           Karen L. Werth
     Chief Executive Officer











                                   2.1-39

            LIST OF OMITTED SCHEDULES TO STOCK PURCHASE AGREEMENT

Schedule 2.1               Organization and Related Matters
Schedule 2.2               Capital Stock
Schedule 2.3               Financial Statements
Schedule 2.4               Tax Returns
Schedule 2.5               Material Contracts
Schedule 2.6               Tangible Personal Property
Schedule 2.7               Intellectual Property
Schedule 2.8               Approvals
Schedule 2.9               Orders and Actions
Schedule 2.11              Year 2000 Compliance
Schedule 2.12              Insurance Policies
Schedule 2.13              Permits
Schedule 2.15              Employees
Schedule 2.16              Employee Benefit Plans
Schedule 2.17              Affiliate Interests and Transactions
Schedule 2.18              Bank Accounts
Schedule 2.22              Customers and Suppliers
Schedule 2.23              Environmental Compliance
Schedule 3.3               NetLojix Approvals
Schedule 6.2.7             Key Employees
Schedule 6.3.4             CWE(2)Optionees

The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.






                                   2.1-40